FIFTH AMENDMENT TO
PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”), dated as of July 18, 2014, is entered into by and between HOOPER HOLMES, INC. (“Seller”), and MCELROY DEUTSCH MULVANEY & CARPENTER, LLP (“Purchaser”), with reference to the following facts:

A.Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of May 13, 2014 as amended by a First Amendment to Purchase and Sale Agreement dated June 12, 2014, a Second Amendment to Purchase and Sale Agreement dated July 1, 2014, a Third Amendment to Purchase and Sale Agreement dated July 7, 2014 and a Fourth Amendment to Purchase and Sale Agreement dated July 11, 2014 (collectively the “Purchase Agreement”) for the sale of the Property, as more particularly described in the Purchase Agreement.

B.Seller and Purchaser now desire to amend the Purchase Agreement in certain respects, as provided for hereinbelow. Capitalized terms not defined herein have the meanings specified in the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

a.A new Section 7.6 shall be add to Section 7 as follows:

7.6    The parties have agreed to address the Property condition concerns discovered during the Inspection Period pursuant to the July 2, 2014 letter of Seller to Purchaser attached hereto as Schedule 7.6 and made a part hereof except that: (i) Escrow # 1 shall be in the amount of $300,000.00 and shall be funded from the Purchase Price; (ii) The Garibaldi Group, LLC shall act as Escrow Agent with respect to Escrow #1 and Escrow # 2 pursuant to a mutually acceptable escrow agreement among the parties; and (iii) Seller shall pay the property and casualty insurance premiums for the Building incurred by Purchaser not to exceed $900 per month beginning on the Closing Date and during the electrical upgrade work that is the subject of Escrow #1. Such obligation to pay Purchaser’s property and casualty insurance premiums shall only be while the electrical upgrade work is on-going and shall not extend beyond November 30, 2014.

b.Index of Schedules shall be amended to add Schedule 7.6-July 2, 2014 Property Conditions Letter.

2331492

2.Successor and Assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns.

3.Counterparts. This Fifth Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. Signatures sent via facsimile or electronic mail, including but not limited to signatures in the form of PDF files, scanned images, etc., shall constitute original signatures for the purposes of this Agreement.

4.Status of Purchase Agreement. Except as specifically amended by this Fifth Amendment, the Purchase Agreement remains unchanged and, as amended by this Fifth Amendment, the Purchase Agreement is in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed this Fifth Amendment as of the date first above written.

SELLER:	HOOPER HOLMES, INC.
By: /s/ Tom Collins Name: Tom Collins Title: SVP & CFO
PURCHASER:	MCELROY DEUTSCH MULVANEY & CARPENTER, LLP /s/ Joseph P. LaSala Name: Joseph P. LaSala Title: Member, Executive Committee

2